Exhibit 4.1

AMENDMENT NO. 1

TO

TAX ASSET PROTECTION PLAN

This AMENDMENT NO. 1 (this “Amendment”) to the Tax Asset Protection Plan (the “Plan”), dated February 21, 2012, by and between MakeMusic, Inc., a Minnesota corporation (the “Company”), and Wells Fargo Bank, N.A., as Rights Agent (the “Rights Agent”), is made as of March 12, 2013. All capitalized terms used herein have the same meanings assigned to them in the Plan, unless otherwise defined herein.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Plan;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, LaunchEquity Acquisition Partners, LLC Designated Series Education Partners (“LEAP”), a designated series of a Delaware series limited liability company, LEAP Acquisition Corporation, a Minnesota corporation and direct wholly-owned subsidiary of LEAP (“Merger Sub”), and LaunchEquity Partners, LLC, an Arizona limited liability company (“LEP”), and, pursuant to the Merger Agreement, the Company must amend the Plan for the purpose of rendering the Plan, and the rights that may be issued thereunder, inapplicable to the Merger, the Offer, the Top-Up Option, and the Transactions (each as defined in the Merger Agreement) and for the purpose of terminating the Plan at the Effective Time (as defined in the Merger Agreement);

WHEREAS, pursuant to Section 27 of the Plan, the Company may in its discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Plan without the approval of any holders of the Right Certificates and, pursuant to the terms of the Plan and in accordance with Section 27 thereof, the Company has directed that the Plan should be amended and supplemented as set forth in this Amendment immediately prior to the execution of the Merger Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board”) has approved and directed the Chief Financial Officer/Chief Operating Officer of the Company to enter into such Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	Amendments to the Plan.

a.	The definition of “Acquiring Person” in Section 1(a) of the Plan is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding anything in this Plan to the contrary, none of LaunchEquity Acquisition Partners, LLC Designated Series Education Partners (“LEAP”), a designated series of a Delaware series limited liability company, LEAP Acquisition Corporation, a Minnesota corporation and direct wholly-owned subsidiary of LEAP (“Merger Sub”), and LaunchEquity Partners, LLC, an Arizona limited liability company (“LEP”) or any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed to be an “Acquiring Person” solely by virtue of, or as a result of: (A) the approval, execution, delivery, adoption or performance of that certain Agreement and Plan of Merger, dated as of even date herewith, by and among the Company, LEAP, Merger Sub, and LEP (the “Merger Agreement”), (B) the public announcement, commencement, or consummation of the Merger, the Offer, the Transactions, or the Top-Up Option (each as defined in the Merger Agreement), (C) any transfer of shares of Common Stock from LEAP to Merger Sub or (D) any combination of the foregoing (each such action described in this sentence, a “Permitted Event”).”

b.	The definition of “Beneficial Owner” in Section 1(c) of the Plan is hereby amended by inserting the following subclause (vii) at the end thereof:

“Notwithstanding anything in this Section 1(c) to the contrary, none of LEAP, Merger Sub, or LEP or any of their respective Affiliates or Associates, either individually, collectively, or in any combination, shall be deemed a Beneficial Owner of, or to beneficially own, any securities solely by virtue of, or as a result of, any Permitted Event.”

c.	The definition of “Shares Acquisition Date” in Section 1(n) of the Plan is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding anything in this Plan to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

d.	Section 3(a) of the Plan is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding anything in this Plan to the contrary, the provisions of Section 3(a) and the rights hereunder shall not be triggered by virtue of, or as a result of, any Permitted Event.”

e.	Section 7(a) of the Plan is modified, amended and restated as follows:

“Except as provided in Section 11(a)(ii), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly completed and executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one ten-thousandth of a share of Preferred Stock as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on February 20, 2015 or such earlier time at which the Company’s Board of Directors determines that the NOLs are fully utilized or no longer available under Section 382 of the Code or that this Plan is no longer required to protect the value or availability of the NOLs (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur.”

f.	Section 11(a) of the Plan is hereby amended by adding the following subclause (iv) at the end thereof:

“Notwithstanding anything in this Plan to the contrary, the provisions of Section 11(a)(ii) and 11(a)(iii) and the rights thereunder shall not be triggered by virtue of, or as a result of, any Permitted Event.”

g.	Section 13(a) of the Plan is amended to add the following subclause (v) at the end of Section 13(a):

“Notwithstanding anything in this Section 13(a) to the contrary, the provisions of this Section 13(a) and the rights hereunder shall not be deemed to be triggered solely by virtue of, or as a result of, any Permitted Event.”

h.	Section 13(b) of the Plan is amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in this Plan to the contrary, none of LEAP, Merger Sub, or LEP or any of their Affiliates or Associates, either individually, collectively, or in any combination, shall be deemed a Principal Party solely by virtue of, or as a result of, any Permitted Event.”

i.	A new Section 34 is hereby added to the Plan to read in its entirety as follows:

“Section 34. Termination. Notwithstanding anything herein to the contrary, immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur, (i) this Plan shall be terminated and be without further force or effect, (ii) none of the parties to this Plan will have any rights, obligations or liabilities hereunder and (iii) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Plan; provided, however, that notwithstanding the foregoing, Sections 18 and 20 hereof shall survive the termination of the Plan.”

2.	Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment and of the Plan, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

3.	Full Force and Effect. Except as expressly amended hereby, the Plan shall continue in full force and effect in accordance with the provisions thereof.

4.	Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile), each of which shall be an original and all of which shall constitute one and the same document.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the day and year first above written.

MAKEMUSIC, INC.

By:	/s/ Karen L. VanDerBosch
Name: Title:	Karen L. VanDerBosch Chief Financial Officer/Chief Operating Officer

WELLS FARGO BANK, N.A. AS RIGHTS AGENT

By:	/s/ Marcus Blue
Name: Title:	Marcus Blue Officer